Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXXX) of LexingtonPark Parent Corp. pertaining to the Cowen Group, Inc. 2006 Equity and Incentive Plan and the Cowen Group, Inc. 2007 Equity and Incentive Plan of our reports dated March 3, 2009, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Cowen Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008 filed with the Securities and Exchange Commission, as amended by Amendment No. 1 on Form 10-K/A filed on April 28, 2009.

/s/ Ernst & Young LLP

New York, New York

October 29, 2009